Exhibit 3.39

ARTICLES OF INCORPORATION
OF
INTERNETWORK PUBLISHING CORPORATION

The undersigned, acting as incorporator of a Florida corporation under the Florida General Corporation Act, Chapter 607 of the Florida Statutes, hereby adopts the following Articles of Incorporation for such corporation:

ARTICLE I

NAME

The name of the Corporation is INTERNETWORK PUBLISHING CORPORATION.

ARTICLE II

DURATION

The Corporation shall have perpetual existence.

ARTICLE III

PRINCIPAL PLACE OF BUSINESS AND MAILING ADDRESS

The principal place of business and mailing address of the Corporation is 17730 Scarsdale Way, Boca Raton, Florida 33496.

ARTICLE IV

PURPOSE

The Corporation is organized for the purpose of transacting any and all lawful business for which corporations may be incorporated under the laws of the State of Florida.

ARTICLE V

CAPITAL STOCK

The Corporation is authorized to issue 1,000 shares of $0.01 par value common stock.

ARTICLE VI

INITIAL REGISTERED OFFICE AND REGISTERED AGENT

The street address of the initial registered office of the Corporation is 777 S. Flagler Drive, Suite 310-East, West Palm Beach, FL 33401. The name of the initial registered agent of the Corporation at that address is Howard A. Bregman.

ARTICLE VII

INITIAL SOLE DIRECTOR

The Corporation shall initially have three (3) directors to hold office until the first annual meeting of shareholders and their successors shall have been duly elected and qualified, or until their earlier resignation, removal from office or death. The number of directors may be either increased or decreased from time to time in accordance with the bylaws of the Corporation. The names and addresses of the initial directors of the Corporation are as follows:

Carl B. Marbach	17730 Scarsdale Way Boca Raton, FL 33496

William H. Marbach	17730 Scarsdale Way Boca Raton, FL 33496

Edward D. Silver	17730 Scarsdale Way Boca Raton, FL 33496

ARTICLE VIII

BYLAWS

The power to adopt, alter, amend or repeal bylaws of the Corporation shall be vested in the shareholders of the Corporation.

ARTICLE IX

INCORPORATOR

The name and address of the incorporator is as follows:

Name	Address

Howard A. Bregman	777 S. Flagler Drive Suite 310-East West Palm Beach, FL 33401

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation this 21st day of November, 1994.

/s/ Howard A. Bregman
INCORPORATOR

STATE OF FLORIDA	)
COUNTY OF PALM BEACH	)

The foregoing instrument was acknowledged before me this 21st day of November, 1994 by Howard A. Bregman, who is personally known to me or has produced                                     as identification and who did not take an oath.

/s/ David J. George
Notary Public, State of Florida
Print Name: David J. George
My Commission Expires: April 5, 1997
My Commission No.: CC274290

ACCEPTANCE OF DESIGNATION AS REGISTERED AGENT

I hereby accept the appointment as the initial registered agent of INTERNET WORK PUBLISHING CORPORATION, as made in the foregoing Articles of Incorporation.

DATED: November 21, 1994	By:	/s/ Howard A. Bregman
HOWARD A. BREGMAN